Exhibit 5.2

James W. Larimore
Direct Tel.: (405) 239-6643	james.larimore@crowedunlevy.com
Direct Fax: (405) 272-5968

January 25, 2012

GMX Resources Inc.

One Benham Place, Suite 600

9400 North Broadway

Oklahoma City, Oklahoma 73114

Re:	GMX Resources Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as Oklahoma counsel to GMX Resources Inc., an Oklahoma corporation (the “Company”), and certain of the Company’s subsidiaries with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the offer and exchange (the “Exchange Offer”) by the Company of $283,475,000 aggregate principal amount of its 11.000% Senior Secured Notes due 2017 (the “Old Notes”) for a new series of notes bearing substantially identical terms and in like principal amount to the Old Notes (the “New Notes”) and (ii) the guarantees (the “Guarantees”) of certain subsidiaries of the Company listed in the Registration Statement as guarantors (the “Subsidiary Guarantors”) of the New Notes.

The New Notes will be issued under an Indenture among the Company, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the “Indenture”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is an exhibit.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the organizational and governing documents of the Company and the Subsidiary Guarantors, each as amended to the date hereof, the Registration Statement (including the exhibits thereto), such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others and such other documents, certificates and records as we have deemed necessary as a basis for the opinions set forth below. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, the Indenture will have been entered into, and the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

TULSA 500 KENNEDY BUILDING 321 SOUTH BOSTON AVENUE TULSA, OK 74103-3313 TEL: 918.592.9800 FAX: 918.592.9801	OKLAHOMA CITY 20 NORTH BROADWAY, SUITE 1800 OKLAHOMA CITY, OK 73102-8273 TEL: 405.235.7700 FAX: 405.239.6651	NORMAN THE HIPOINT OFFICE BUILDING 2500 SOUTH MCGEE, SUITE 140 NORMAN, OK 73072-6705 TEL: 405.321.7317 FAX: 405.360.4002

www.crowedunlevy.com

GMX Resources Inc.

January 25, 2012

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of the originals of the documents submitted to us, the conformity to the authentic original of any documents submitted to us as copies, and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein that were not independently established or verified by us, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based on the foregoing, we are of the opinion that (i) the New Notes have been duly authorized by the Company, and (ii) the Guarantees have been duly authorized by each of the Subsidiary Guarantors.

The opinions expressed above are limited by and subject to the following qualifications:

(a)	We express no opinion other than as to the laws of the State of Oklahoma.

(b)	In rendering the opinions expressed herein, we have assumed that no action that has been taken by the Company in connection with the matters described or referred to herein will be modified, rescinded or withdrawn after the date hereof.

(c)	This opinion letter is limited to the matters expressly stated herein, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof, and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

Crowe & Dunlevy,
A Professional Corporation

By:	/s/ James W. Larimore
James W. Larimore
For the Firm